EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

John O’Donnell Appointed CEO in Accordance

with Announced Succession Plan

ALPHARETTA, GEORGIA — May 18, 2011 — Neenah Paper, Inc. (NYSE: NP) today announced that  the Company’s Board of Directors formally appointed John O’Donnell as Chief Executive Officer effective May 18 as part of its previously announced executive succession plan. Mr. O’Donnell, who was Senior Vice President and Chief Operating Officer, assumes the position from Sean Erwin, who is retiring as Chief Executive Officer. Mr. Erwin will remain on Neenah Paper’s Board of Directors as its Non-Executive Chairman. Mr. O’Donnell was appointed to the Board of Directors in November 2010 when the succession plan was announced and was elected to the Board at the Company’s Annual Meeting of Shareholders held today.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium and performance-based products used in a variety of applications. Its technical products business manufactures a variety of base substrates and applies saturating, coating and other surface treatments to make filtration media, backing and release papers, and other specialty materials for industrial and consumer applications. Neenah also produces premium fine papers for high-end printing and writing needs. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch(TM) and varitess®. Based in Alpharetta, Georgia, the Company has manufacturing operations in the United States and Germany and sells its products in over 70 countries worldwide. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.